Exhibit 10.39

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (“Agreement”) is entered into as of January 1, 2007, by and between U.S. Home Systems, Inc., a Delaware corporation (“Borrower”), and The Frost National Bank, a national banking association (“Lender”).

R E C I T A L S:

A. Borrower has executed and delivered to Lender that one certain Term Note (the “Note”) dated February 9, 2006, to be effective as of February 10, 2006, payable to the order of Lender in the original principal amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00).

B. The Note was executed pursuant to that certain First Amended and Restated Loan Agreement (as from time to time amended, the “Loan Agreement”) dated February 9, 2006, to be effective as of February 10, 2006, between Lender and Borrower. Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement.

C. Borrower has requested that Lender modify certain provisions of the Note, all as hereinafter provided, and Lender has agreed to such requests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Borrower and Lender hereby agree as follows:

1. Interest Rate. The first sentence of Paragraph 3 of the Note is hereby amended in its entirety to read as follows:

Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Wall Street Journal London Interbank Offered Rate (as defined below) plus two percent (2.0%) per annum, with said rate to be adjusted to reflect any change in The Wall Street Journal London Interbank Offered Rate at the time of any such change, or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith, which constitute interest exceed the maximum interest permitted by applicable law.

2. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code .(which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to the Note, the “weekly ceiling” specified in such chapter is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

3. Usury. No provisions of this Agreement or the Loan Documents shall require the payment or permit the collection, application or receipt of interest in excess of the maximum permitted by applicable state or federal law. If any excess of interest in such respect is herein or in any such other instrument provided for, or shall be adjudicated to be so provided for herein or in any such instrument, the provisions of this paragraph shall govern, and neither Borrower nor any endorsers of the Note nor their respective successors, assigns or personal representatives shall be obligated to pay the amount of such interest to the extent it is in excess of the amount permitted by applicable law. It is expressly stipulated and agreed to be the intent of Borrower and Lender to at all times comply with the usury and other laws relating to the Loan Documents and any subsequent revisions, repeals or judicial interpretations thereof, to the extent applicable thereto. In the event Lender or other holder of the Note ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note and, if upon such application the principal balance of the Note is paid in full, any remaining excess shall be forthwith paid to Borrower and the provisions of the Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum interest allowed to be charged by applicable law, Borrower and Lender or other holder hereof shall, to the maximum extent permitted under applicable law, amortize, prorate, allocate and spread the total amount of interest throughout the entire term of the Note so that the amount or rate of interest charged for any and all periods of time during the term of the Note is to the greatest extent possible less than the maximum amount or rate of interest allowed to be charged by law during the relevant period of time. Notwithstanding any of the foregoing, if at any time applicable laws shall be changed so as to permit a higher rate or amount of interest to be charged than that permitted prior to such change, then unless prohibited by law, references in the Note to “applicable law” for purposes of determining the maximum interest or rate of interest that can be charged shall be deemed to refer to such applicable law as so amended to allow the greater amount or rate of interest.

4. Reaffirmation of Representations, Etc. Borrower hereby reaffirms to Lender each of the representations, warranties, covenants and agreements of Borrower set forth in the Loan Documents.

5. Enforceable Obligations. Borrower hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that the Loan Documents represent valid and enforceable obligations of Borrower, and Borrower further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Note, and Borrower further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under the Loan Documents or this Agreement, either with or without notice or lapse of time, or both.

6. Miscellaneous.

(a) As modified hereby, the provisions of the Note shall continue in full force and effect, and the Borrower acknowledges and reaffirms its liability to Lender thereunder.

(b) Lender does not, by its execution of this Agreement, waive any rights it may have against any person not a party to this Agreement.

(c) In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d) This Agreement and the Loan Documents shall be governed and construed according to the laws of the State of Texas (without regard to any conflict of laws principles) and the applicable laws of the United States.

(e) This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and assigns.

(f) This Agreement may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

EXECUTED as of the day and year first above written.

BORROWER:		LENDER:

U.S. HOME SYSTEMS, INC.		THE FROST NATIONAL BANK

By:	/s/ Robert A. DeFronzo	By:	/s/ Stephen S. Martin
	Robert A. DeFronzo	Name:	Stephen S. Martin
	Secretary and CFO	Title:	Vice President

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